Exhibit 99.1

Warren Resources, Inc. Announces $150,000,000 Credit Agreement

November 20, 2006 – New York, NY / Warren Resources, Inc. (Nasdaq:WRES), a growing oil and gas exploration and production company, today announced that it has entered into a five-year, $150,000,000 Credit Agreement with JP Morgan Chase Bank, National Association, as Administrative Agent (the “Agent”), the lenders party thereto, with Warren Resources of California, Inc. and Warren E&P, Inc., as Guarantors (the “Credit Facility”). The Credit Facility provides for a revolving credit facility up to the lesser of (i) the Borrowing Base, (ii) $150 million and (iii) the Draw Limit requested by the Company. The Credit Facility matures on November 15, 2011. It is secured by substantially all of our assets and is guaranteed by the Guarantors, which are two of our wholly-owned subsidiaries.

The Borrowing Base will be determined by the lenders at least semi-annually on each April 1 and October 1, beginning April 1, 2007. The initial Borrowing Base is $40 million.

Depending on the current level of borrowing base usage, the annual interest rate on each base rate borrowing will be at the Borrower’s option either: (a) the higher of (i) the Agent’s prime rate of interest announced from time to time, or (ii) the Federal Funds rate most recently determined by the Agent, plus 1/2% per annum, plus an applicable margin that ranges from 0.25% to 1.0%, or (b) Eurodollar Loan rate plus an applicable margin that ranges from 1.25% to 2%.

The Credit Facility will be used primarily for working capital, capital expenditures, permitted acquisitions, and other general corporate purposes.

“We are very pleased to have established this senior secured Credit Facility with JP Morgan Chase Bank” said Timothy A. Larkin, Chief Financial Officer.  “The Credit Facility provides us with cost effective financing to fund our capital expenditure budget for 2007 and beyond.  This includes the development of our Wilmington oil field in California and our Atlantic Rim CBM project in Wyoming.”

About Warren Resources

Warren Resources, Inc. is a growing independent energy company engaged in the exploration and development of domestic natural gas and oil reserves. Warren is primarily focused on the exploration and development of coalbed methane properties located in the Rocky Mountain region and its primary and secondary water flood oil recovery programs in the Wilmington Units located in the Los Angeles Basin of California. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., has offices in Casper, Wyoming and Long Beach, California.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements regarding projections of revenues or income or reserves or similar items, such as statements pertaining to future revenues, future capital expenditures, future cash flows, future operations or results, and other statements that are not historical facts, are examples of forward looking statements. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including without limitation risks of declining oil and gas prices, competition for prospects, accuracy of reserve estimates, estimated rates of production, increases in drilling and lifting costs, increases in equipment and supply costs and other factors detailed in the Company’s filings with the Securities and Exchange Commission (www.sec.gov).

Source: Warren Resources, Inc., 489 Fifth Avenue, 32nd Floor, New York, NY 10017

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